Filed Pursuant to Rule 433

Registration No. 333-271899

**Full Pricing** Bridgecrest $638.80MM Subprime Auto (BLAST 2024-4)

Joint Lead Bookrunners: Citi (Str.), Deutsche Bank, and Wells Fargo

Co-Manager: Fifth Third

— Capital Structure –

CL	Size(mm)	WAL^	S&P/DBRS*	P. WIN	E. MTY	L. MTY	BENCH	Spread	YLD(%)	CPN (%)	Price

A-1	$81.600	0.10	A-1+/R-1(H)	1-3	01/15/25	11/17/25	I-Curv	+15	4.908	4.908	100.00000
A-2	$164.160	0.62	AAA/AAA	3-13	11/17/25	09/15/27	I-Curv	+53	4.894	4.84	99.99722
A-3	$109.440	1.40	AAA/AAA	13-21	07/15/26	09/15/28	I-Curv	+70	4.773	4.72	99.99177
B	$67.200	1.94	AA/AA	21-26	12/15/26	08/15/30	I-Curv	+88	4.823	4.77	99.99048
C	$110.800	2.54	A/A	26-36	10/15/27	08/15/30	I-Curv	+100	4.886	4.83	99.98349
D	$105.600	3.37	BBB/BBB	36-45	07/17/28	08/15/30	I-Curv	+145	5.295	5.23	99.97703
E	$49.200	<<Not	Offered>>

^WAL to 1.75% ABS to 10% Clean-Up Call

*Expected Ratings

Deal Priced.

— Transaction Details —

Offered Size	:	$638.80MM
Settle	:	October 23rd, 2024
Pxg Speed	:	1.75% ABS to 10% Call
Offering Format	:	Public / SEC Registered
First Pay Date	:	November 15th, 2024
ERISA Eligible	:	Yes
Exp. Ratings	:	S&P / DBRS
Min Denoms	:	$1k x $1k
BBG Ticker	:	BLAST 2024-4
B&D	:	Citi

— Transaction Materials —

●	Preliminary Prospectus, FWP, and CDI : Attached
●	Intex : Deal Name : XBLAST244 Password: KV64
●	DealRoadshow : https://dealroadshow.com | Passcode: BLAST244 (case sensitive)

Direct Link : https://dealroadshow.com/e/BLAST244

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.